EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces Second Quarter 2014 Results

SOUTHLAKE, Texas, July 22, 2014 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the second quarter ended June 17, 2014.

Key highlights from the second quarter 2014 compared to the second quarter 2013 include:

  Consolidated revenues increased 11.6% to $67.4 million from $60.4 million.
  On a calendar basis, comparable restaurant sales increased 5.2% at Del Frisco's Double Eagle and represented the concept's 18th consecutive quarter of positive comparable restaurant sales. On a fiscal quarter basis, which includes a one-week calendar shift in the comparison due to the 53rd week in fiscal 2013, sales in the same restaurants increased 5.4%.
  On a calendar basis, comparable restaurant sales increased 0.9% at Sullivan's Steakhouse. On a fiscal quarter basis, which includes a one-week calendar shift in the comparison due to the 53rd week in fiscal 2013, sales in the same restaurants increased 0.7%.
  Blended comparable restaurant sales, on a calendar basis, increased 2.2% across all three concepts. On a fiscal quarter basis, sales in the same restaurants increased 2.3% across all three concepts.
  Cost of sales, as a percentage of consolidated revenues, increased slightly to 30.1% from 30.0%.
  Net income of $4.8 million, or $0.20 per diluted share, compared to $4.4 million, or $0.19 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 12.0% to $15.7 million from $14.0 million.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "Our second quarter consisted of double-digit revenue growth, steady restaurant-level EBITDA margins in an inflationary environment, and a modest rise in diluted EPS. Del Frisco's Double Eagle extended its enviable track record of positive comparable restaurant sales to eighteen consecutive quarters, and in doing so, demonstrated its positioning as the go-to destination for upscale diners in the steakhouse category. Sullivan's enhancements in the areas of menu, messaging, operations, and facilities are continuing to take root and resulted in our affordable neighborhood steakhouse delivering positive comparable restaurant sales for the first time since the third quarter of 2012 along with improvement in restaurant-level EBITDA.  Still, we are not yet satisfied with the brand's performance and we will continue our work to complete its revitalization."

Mednansky continued, "Del Frisco's Grille opened its newest location in Burlington, MA at the end of the second quarter and now consists of 12 restaurants with an additional four locations slated to open this year. As its base of 'next generation' restaurants grows, we foresee newer locations having less of an impact on segment margins compared to what we have experienced in recent quarters. This was exhibited in the second quarter as restaurant sales and restaurant-level EBITDA grew at nearly similar paces of 58% and 53%, respectively."

Mednansky concluded, "Our financial performance to date has largely met our expectations but we are taking a more cautious view on consolidated revenues and therefore diluted EPS for the back half of 2014. Specifically, we now expect fewer restaurant operating weeks in 2014 relative to our initial plans as several openings have been delayed. The Del Frisco's Double Eagle opening in Washington, DC is now slated for the fourth quarter and two of the three Grille openings in the fourth quarter will take place later than we had originally anticipated. We have also lowered our sales projections for our Chicago Del Frisco's Double Eagle based upon its current run rate as well as for our Palm Beach Del Frisco's Grille which still has not been given clearance by local ordinance to serve lunch, brunch or make use of patio seating as we had modeled. While these circumstances are unfortunate, they are also temporary, and in no way detract from Del Frisco's Restaurant Group being rightfully viewed as one of the most exciting growth stories within the restaurant industry."

Review of Second Quarter 2014 Operating Results

Consolidated revenues increased $7.0 million, or 11.6%, to $67.4 million in the second quarter of 2014 from $60.4 million in the second quarter of 2013. This increase was primarily due to 61 additional operating weeks (to 481 from 420) resulting from six Del Frisco's Grille restaurant openings in the second half of 2013 and first half of 2014.

Due to the 53rd week in fiscal 2013, there is a one-week calendar shift in the comparison of the fiscal second quarter of 2014 to the fiscal second quarter of 2013. On a comparable calendar basis, total comparable restaurant sales increased 2.2% in the second quarter of 2014 following a total comparable restaurant sales increase of 2.5% in the second quarter of 2013. On a fiscal quarter basis, unadjusted for the calendar shift, sales in the same restaurants increased 2.3%.

Cost of sales increased $2.2 million, or 12.0%, to $20.3 million in the second quarter of 2014 from $18.1 million in the second quarter of 2013. As a percentage of consolidated revenues, cost of sales increased slightly to 30.1% from 30.0%.

Restaurant-level EBITDA** increased $1.7 million, or 12.0%, to $15.7 million in the second quarter of 2014 from $14.0 million in the second quarter of 2013. As a percentage of consolidated revenues, restaurant-level EBITDA improved slightly to 23.3% from 23.2%.

General and administrative costs increased $0.6 million, or 16.4%, to $4.8 million, or 7.2% of consolidated revenues, from $4.2 million, or 6.9% of consolidated revenues. This net increase was due to growth in corporate level personnel to support recent and anticipated growth along with increased non-cash stock compensation expense.

Net income in the second quarter of 2014 was $4.8 million, or $0.20 per diluted share, compared to net income of $4.4 million, or $0.19 per diluted share, in the second quarter of 2013.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $1.3 million, or 3.8%, to $33.9 million in the second quarter of fiscal 2014 from $32.6 million in the second quarter of fiscal 2013.  Comparable restaurant sales increased 5.2% for the 12-week period ended June 17, 2014 compared to the 12-week period ended June 18, 2013.  The increase in comparable restaurant sales was driven by a 3.3% increase in average check and a 1.9% increase in customer counts.  Sales for the same restaurants in the second fiscal quarter ended June 17, 2014, unadjusted for the calendar shift, increased 5.4% compared to the second fiscal quarter of 2013 ended June 11, 2013. Operating weeks held steady at 120.
  Restaurant-level EBITDA** increased 3.4%, or $0.3 million, to $9.9 million in the second quarter of 2014 from $9.6 million in the second quarter of 2013 as the brand experienced lower restaurant operating expenses that were partially offset by higher cost of sales as well as marketing and advertising costs as a percentage of revenues.

Sullivan's Steakhouse

  Revenues increased $0.2 million, or 1.4%, to $18.4 million in the second quarter of fiscal 2014 from $18.2 million in the second quarter of fiscal 2013.  Comparable restaurant sales increased 0.9% for the 12-week period ended June 17, 2014 compared to the 12-week period ended June 18, 2013.  The increase in comparable sales was driven by a 5.9% increase in average check, offset by a 5.0% decrease in customer counts.  A significant amount of the customer count reduction related to the removal of certain discounted bar menu items that resulted in a favorable mix shift increasing average check. Sales for the same restaurants increased 0.7% in the second fiscal quarter ended June 17, 2014 compared to the second fiscal quarter of 2013 ended June 11, 2013. Operating weeks held steady at 228.
  Restaurant-level EBITDA** increased 14.8%, or $0.4 million to $3.0 million in the second quarter of 2014 from $2.6 million in the second quarter of 2013, as the concept experienced lower cost of sales and restaurant operating expenses as a percentage of revenues. Marketing and advertising costs as a percentage of revenues held steady compared to the same period last year.

Del Frisco's Grille

  Revenues increased 57.9%, or $5.5 million, to $15.1 million in the second quarter of 2014 from $9.6 million in the second quarter of 2013. The increase was primarily due to 61 additional operating weeks (to 133 from 72) resulting from six restaurant openings in the second half of 2013 and first half of 2014.
  Restaurant-level EBITDA** increased 52.9%, or $1.0 million, to $2.8 million in the second quarter of 2014 from $1.8 million in the second quarter of 2013. The increase was primarily due to operating week growth as the concept experienced slightly higher restaurant operating expenses as a percentage of revenues.

Stock Repurchase

During the second quarter of 2014, the Company repurchased 103,500 shares of common stock for approximately $2.7 million under the $10 million authority provided by our Board of Directors during 2013. As previously communicated, this authority for up to $10 million will be utilized for the repurchase of our common stock in order to offset dilution caused by the issuance and exercise of stock options and other equity compensation. The Company has approximately $3.6 million remaining under the initial authority.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, and specifically the lost operating weeks and revised sales estimates for two locations previously referenced, the Company has lowered its annual earnings per diluted share expectations to between $0.90 and $0.94 from a previous range of $0.94 to $0.98. The remaining guidance for the 52-week fiscal year 2014 ending on December 30, 2014 includes the following:

  Total comparable restaurant sales increase of 1.5% to 2.5% (on a comparable 52-week basis)
  One Del Frisco's Double Eagle Steak House opening and five Del Frisco's Grille openings
  Cost of sales of 30.1% to 30.4% of consolidated revenues (previously 29.9% to 30.4%)
  Restaurant-level EBITDA** of 22.6% to 23.1% of consolidated revenues (previously 22.9% to 23.4%)
  General and Administrative expenses of $20.5 million to $21.2 million
  Pre-opening expenses of approximately $4.9 million to $5.5 million
  Effective tax rate of approximately 31% to 32.5% (previously 30% to 32%)
  Gross capital expenditures (before tenant allowances) of $38 million to $40 million

Development began at the end of the second quarter with the Del Frisco's Grille opening in Burlington, MA. In the third quarter, a Del Frisco's Grille will open in Irvine, CA. The Del Frisco's Double Eagle Steakhouse in Washington, DC is now expected to open in the fourth quarter while three Del Frisco's Grille locations in Rockville, MD; Tampa, FL; and Pasadena, CA; will open in the fourth quarter.

Conference Call

We will host a conference call to discuss the financial results for the second quarter 2014 ended June 17, 2014 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer; Tom Pennison, Chief Financial Officer; and Jeff Carcara, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 800-753-0420 or for international callers by dialing 913-312-0713. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 1257763. The replay will be available until Tuesday, July 29, 2014.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 41 restaurants across 20 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ending		24 Weeks Ending
	June 17,	June 11,	June 17,	June 11,
	2014	2013	2014	2013

Revenues	$ 67,386	$ 60,359	$ 134,008	$ 120,162

Costs and expenses:
Costs of sales	20,292	18,113	40,344	36,533
Restaurant operating expenses	30,037	26,909	60,608	53,454
Marketing and advertising costs	1,386	1,347	2,607	2,256
Pre-opening costs	906	328	1,290	919
General and administrative costs	4,844	4,163	9,530	7,938
Secondary public offering costs	--	--	5	412
Public offering transaction bonuses	--	--	--	1,805
Depreciation and amortization	3,001	2,564	5,956	5,006

Operating income	6,920	6,935	13,668	11,839

Other income (expense), net:
Interest expense	(16)	(24)	(31)	(48)
Other	(22)	--	(39)	--

Income from continuing operations before income taxes	6,882	6,911	13,598	11,791

Income tax expense	2,113	2,480	4,308	3,791

Net income	$ 4,769	$ 4,431	$ 9,290	$ 8,000

Basic income per common share	$ 0.20	$ 0.19	$ 0.39	$ 0.34
Diluted income per common share	$ 0.20	$ 0.19	$ 0.39	$ 0.34

Shares used in computing net income per common share:
Basic	23,578,703	23,794,667	23,603,045	23,794,667
Diluted	23,846,766	23,826,622	23,852,881	23,794,869

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	June 17,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$ 12,050	$ 13,674
Total assets	296,412	288,651
Long-term debt	--	--
Total stockholders' equity	204,834	196,783

Reconciliation of Non-GAAP Measure and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Restaurant-level EBITDA. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, public offering expenses, public offering transaction bonuses, and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ending June 17, 2014 (unaudited)
	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$ 33,862	100.0%	$ 18,435	100.0%	$ 15,089	100.0%	$ 67,386	100.0%
Costs and expenses:
Cost of sales	10,531	31.1%	5,614	30.4%	4,147	27.5%	20,292	30.1%
Restaurant operating expenses	12,833	37.9%	9,302	50.5%	7,902	52.4%	30,037	44.6%
Marketing and advertising costs	595	1.8%	563	3.1%	228	1.5%	1,386	2.0%
Restaurant-level EBITDA	9,903	29.2%	2,956	16.0%	2,812	18.6%	15,671	23.3%

Pre-opening costs							906	1.3%
General and administrative							4,844	7.2%
Depreciation and amortization							3,001	4.5%

Operating income							$ 6,920	10.3%

Restaurant operating weeks	120		228		133		481
Average unit volume	$ 3,386		$ 970		$ 1,361		$ 1,681

	12 Weeks Ending June 11, 2013 (unaudited)
	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$ 32,615	100.0%	$ 18,186	100.0%	$ 9,558	100.0%	$ 60,359	100.0%
Costs and expenses:
Cost of sales	9,784	30.0%	5,656	31.1%	2,673	28.0%	18,113	30.0%
Restaurant operating expenses	12,702	38.9%	9,384	51.6%	4,823	50.5%	26,909	44.6%
Marketing and advertising costs	552	1.7%	572	3.1%	223	2.3%	1,347	2.2%
Restaurant-level EBITDA	9,577	29.4%	2,574	14.2%	1,839	19.2%	13,990	23.2%

Pre-opening costs							328	0.5%
General and administrative							4,163	6.9%
Depreciation and amortization							2,564	4.3%

Operating income							$ 6,935	11.5%

Restaurant operating weeks	120		228		72		420
Average unit volume	$ 3,262		$ 957		$ 1,593		$ 1,725
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Janet Reinhardt
         646-277-1225
         janet.reinhardt@icrinc.com